Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 27, 2022, relating to the financial statements of Hello Group Inc. and the effectiveness of Hello Group Inc.’s internal control over financial reporting appearing in the Annual Report on Form 20-F of Hello Group Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, People’s Republic of China

August 18, 2022